Exhibit 99.2

Plains Exploration & Production Company
700 Milam, Suite 3100
Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters
Director - Investor Relations
(832) 239-6190 or (800) 934-6083

FOR IMMEDIATE RELEASE

PLAINS EXPLORATION ANNOUNCES COMPLETION OF $250 MILLION SENIOR NOTES OFFERING

HOUSTON, Texas, June 30, 2004 – Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) today announced the successful completion of its private placement under Rule 144A and Regulation S of the Securities Act of 1933 of $250 million in aggregate principal amount of ten year senior unsecured notes. The notes were issued at 99.478% and bear interest at 7.125% with a yield to maturity of 7.20%. Proceeds from this offering plus borrowings under PXP’s credit facility will be used to repurchase Nuevo’s 9 3/8% senior subordinated notes due 2010, and redeem Nuevo’s 5.75% convertible subordinated debentures due December 15, 2026 (which will result in the redemption of the outstanding $2.875 term convertible securities, Series A, issued by a financing trust owned by Nuevo).

The securities have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state laws. This announcement does not constitute an offer to sell or a solicitation of an offer to buy.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore and offshore California, West Texas, East Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning PXP’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include:

* reliability of reserve and production estimates,

* production expense estimates,

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* cash flow estimates,

* future financial performance, and

* other matters that are discussed in PXP’s filings with the SEC.

These statements are based on certain assumptions PXP made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond PXP’s control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2003, for a further discussion of these risks.

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